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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 18, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)	98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

        The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 19, 2002.

        SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

        Certain portions of this document including the answers to questions 2, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 18, 19, 20, 22, 23, 24, 26, 29, 33, 34, 39, 40, 42, 43 and 44, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2001 RESULTS

1.    Why did accounts receivable fall so much? In 2001, accounts receivable was down by 18.4%. Is this due to the decline in business activity?

        As measured from December 31, 2000 to December 31, 2001, we believe that accounts receivable declined for two reasons:

        1)    A reduction in gross revenue of approximately 8% for the last quarter of 2001 which could be expected to create a corresponding decrease in the year end accounts receivable balance assuming that all other things remained equal.

        2)    In late 2000, we instituted a new and stringent accounts receivable policy at the branch level. Under this new policy, accounts receivable that remained uncollected after 120 days are fully reserved against the pre-bonus operating profit of the branch with collection responsibility. Since our branches enjoy monthly incentive compensation based upon operating income, extraordinary attention was focused on collecting all accounts receivable within 120 days of billing. Accordingly, accounts receivable collections accelerated throughout 2001 and this no doubt accounted for the disproportionate decline in year-end accounts receivable balance.

2.    What will capital spending be for 2002?

        Under one scenario, a business as usual scenario, we think we could see capital spending of around $40 million. However, we also believe that it will be necessary to make significant information technology investments over the next two to three years. If that hardware replacement begins later in 2002, we could easily spend an additional $40 million. We also have several markets where we are still contemplating some kind of real estate transaction to better secure our future. These real estate investments could add another $40 million to capital spending in 2002.

        As of mid-February 2002, we're not sure ourselves which scenario we will follow.

3.    Interest income was down in the fourth quarter yet the cash balance was up. Is that just due to lower interest rates?

        Cash was up compared with, or to, what? We had $256 million at the end of the third quarter 2001 and we had nearly $219 million at the end of the fourth quarter 2001.

        In our view, we actually consumed a great deal of cash during the last quarter of 2001—nearly $65 million. While we direct your attention to the statement of cash flows for the complete details, we spent $36 million to repurchase stock, nearly $10 million in capital expenditures, another $10 million to finance a distribution building we are now occupying in New Jersey, dividends to the shareholders took $5 million and with a couple of smaller investments you basically get to $65 million.

        As always, we generated about $30 million in free cash flow from operations, but the balance came from existing cash.

        Interest rates have declined throughout the year on the conservative short-term investments that we are allowed to make under our long standing investment policy, but they really dropped in the fourth quarter and were below 2.5% per annum when the year ended.

        Lower rates on a lower balance is how we would answer the question that we believe you wanted to ask.

4.    Can you discuss the month by month trends in the fourth quarter of 2001?

        We thought we answered this question last month. As we now have the benefit of another month of hindsight, we can confirm that nothing changed. October was still a record month & etc.

5.    Is there a trading down from air freight to ocean freight within your business?

        While there has undoubtedly been some shift from air to ocean freight, we do not believe that this in any way explains our ocean growth. We are growing because we are attracting and retaining ocean customers and whatever shift may be happening is immaterial to what we are seeing.

6.    What are the primary factors driving the evident cost control in "Other" operating expense? Could you please provide specifics? How much of these efforts will be sustainable going forward, and how much represent near-term belt tightening in light of the difficult operating environment?

        First of all, costs were generally lower in all discretionary categories. In our system, people spend less when they are not as optimistic about the level of revenues—just like we all try to do with the home budget. Some of the decline is really a deferral of the unavoidable and some of the decline we believe will be sustainable. What we know is that branch compensation is closely tied to branch profitability and we continue to be amazed at the reflexive nature of cost control at Expeditors. Just like you probably don't worry about breathing while you are sleeping, we don't worry about cost control, they both just happen or you wake up dead.

        While cost is almost automatic at the micro level (where it needs to be), from a macro perspective we can make the following observations:

        Bad debt expense was lower by some $1,225,000 in the fourth quarter of 2001 when compared with the same period of 2000. This is primarily explained by the implementation of new branch accounts receivable write off policies implemented in 2000. This policy, while a bitter medicine at the start, now pays off as we have made timely collections as business imperative. We believe that we can keep the ground we have gained, but it is unrealistic to expect similar reductions going forward.

        During the fourth quarter of 2000, we were notified by a joint venture partner that local tax authorities had rejected the mutually agreed management fee that we were entitled to receive for managing the business. While we had accrued this amount throughout 2000 as we were entitled to do by contract, upon notification of a governmental dispute as to deductibility and hence repatriation under applicable currency controls, we made an adjustment to bring the accrual in line with the uncontested calculation. This resulted in a reduction in accrued income in the amount of $1,600,000. This adjustment did not repeat in 2001 and is part of the difference between the two years. It is not expected to be a component of the "other" balance going forward and in that sense, is sustainable but will not accelerate. For efficiency of consolidation of this joint venture, the management fee was shown as a contra expense in calculating operating income as opposed to a separate revenue item.

        We had substantial cost reductions in communications and in undifferentiated purchases of office and computer supplies. Together these savings approximated another $1,000,000 on a comparable quarter basis. Some of this is frankly a deferral and the rest is sustainable and may in fact accelerate.

        We operate around the globe and in some cultures our notions of business do not necessarily result in a direct one to one relationship with how business is done. In this respect our accounting has to focus on substance while also accommodating the rules and regulations of the local economy. This has resulted in a joint venture where we have ownership of our operations and share a 50% ownership in a sponsoring entity. In these circumstances, we do not report our partner's share of profits as a minority interest expense. Rather, we record a royalty expense. Why a royalty expense? Because, the sponsoring entity was unwilling (and perhaps culturally unable) to share in any risk of loss, no matter how remote that risk may be. In these circumstances, as managers, we are contractually required to deliver a minimum level of annual profitability. Should we fall short of these profitability commitments, Expeditors would be required to bear the shortfall or risk termination of the venture. In these circumstances, we have taken a very conservative approach to accruing for this royalty expense, so conservative in fact, that we had recorded our royalty expense gross applicable withholding tax.

        We both finished accounting for the joint venture during the fourth quarter 2001. At that point in time, we found that we had accrued about $1,130,000 more than we were ultimately required to pay out as a result of a misapplication of the withholding tax on the contractual royalty calculation. Having completed the cycle, we believe that we now have a better understanding of our royalty obligations and we believe that this is sustainable in future periods.

        Finally, a comment on current events. We heard with some interest the prediction made by Mr. Greenspan regarding his expectation that greater premium may now be placed upon corporate integrity. We agree that this is a very important and often overlooked attribute. We try to keep things simple and we are culturally oriented to err on the side of conservatism. When in doubt, count only the chickens that have actually hatched. In practice, the proof is in the cash.

7.    What do you see as the potential threats to ocean margins in 2002? While I understand that there are capacity issues which cannot be addressed in the near-term, and that there are economics inherent in consolidation, is it reasonable to assume that ocean carriers, over the longer term, will continue to allow someone else to sell their services at such a high markup (30-50% from the carrier's perspective)? If the business is that attractive, is it reasonable to assume that this area will attract greater and more intense competition from competing forwarders? In short, how long can the party last?

        To this point no one has turned out the lights, and to use your words, we believe that it is safe to assume that the "party" is not over.

        The tone of your question, actually it seemed like a small speech, implies that somehow we've benefited by taking on business that no one else wanted. While it may be true that large ocean carriers are now more focused on larger accounts, it does not follow that we did not have competition for the ocean market share that we gained. Quite the contrary in fact. There are a lot of competitors after this business.

        There are still projections for increased ocean capacity in the coming year. What this additional capacity will to do market pricing remains to be seen. When and how that will roll down to margin, we're not sure. We understand enough about our business to state that margin analysis alone is almost meaningless. We would want to know about market pricing and backlog to feel comfortable that we would know what to wear to the party.

        Finally, not everyone at the party is there for recreation. Some of us are just trying to earn a living by making the music.

8.    While I would assume that you would attribute the slowdown in European gross revenues to the broader economic slowdown, what are the primary factors driving the accelerating net revenue decline in the European segment during the fourth quarter?

        Basically, the cause of the accelerating decline is not enough freight. This combined with a follow-on slowing in the European economy is starting to cause some real problems in Europe. We have heard it said that when North America sneezes, Europe catches a cold and it really may be as simple as that.

9.    How did Expeditors' achieve a lower effective tax rate in fourth quarter 2001? Is the new tax rate sustainable?

        Our fourth quarter tax rate was lower as a result of a decrease in state tax expense. From a technical standpoint, this decrease was the approximately equal result of two factors 1) benefits of the "waters-edge" election in California as a result of changes in the mix of foreign and domestic profitability and allocation factors and 2) lower effective state taxation of dividends from foreign subsidiaries. This is a change that we believe is sustainable unless the rules change and it isn't.

        Going forward, we think that 37% is a good estimate for our combined federal, state and foreign tax rate. Tax accruals are only estimates of what we think politicians may require. As things change and as reality presents itself, we will feel free to adjust this rate to better reflect reality. If nothing changes, this lower tax rate should be sustainable.

10.    As you attempt to retain and gain market share, are you seeing pressure on pricing from either existing customers or in bids that is any greater than the usual pressure to reduce prices that normally exists?

        Pricing pressures are no different now than they have always been. Customers, whether new or prospective, are always looking for the best service at the best price.

11.    What is Expeditors doing to address the trend of customers wanting to reduce the number of transportation providers they use and the need of these providers to provide a full range of international and domestic (ground) logistics services?

        Expeditors is encouraging the trend for customers to reduce the number of transportation providers.    This trend has been ongoing for years and Expeditors has historically been a beneficiary of this movement.

        The second part of your question tries to articulate a trend we're not seeing—i.e., the need to be a "one stop shop" that provides both international and domestic transportation services. They may say that the market wants this, we don't.

        While there are no doubt plenty of customers who have both international and domestic freight, we find that they treat international and domestic as separate services that can be served by separate providers. As history has proven, the checkers champion may have a hard time becoming a chess grand master.

12.    Regarding your agency relationships, what is the typical arrangement that you have with the agents regarding sharing of profit on each freight transaction? How is the information of each freight shipment shared electronically between Expeditors and agents? Do Expeditors customers need to coordinate separately with both Expeditors and its agent to manage the freight transaction? How many agents does Expeditors currently use and what type of geographic coverage do they have over the domestic U.S. market? How do the arrangements between Expeditors and its agents differ between domestic ground providers and international providers?

        Typically we share profits with our agents. That means that we share in some pre-agreed percentage of the difference between the rate billed to the customer and the rate paid to the carrier.

        We do have a means for agents to feed information into our tracing and tracking system to provide the visibility that customers require. This requires the agent to enter information into our systems, either by an EDI feed or by manual data input of source information.

        We do not supply our agents with our computer systems. If we did this, we would be building value into their businesses far and beyond what is needed to provide real time visibility to our customers.

        Generally the customer does not need to coordinate separately with our agents. That is typically our responsibility. The agent is an Expeditors agent, not the agent of our customer. They work with us to serve our customers in those locations where we have not established a separate presence.

        We currently have over 100 agents worldwide providing a full range of transportation services. We have no need for domestic agents, per se. Within the U.S. centric context of your question, a domestic agent is typically a trucker with whom we co-ordinate domestic pickups, deliveries, moves to and from the gateway—all as adjuncts to international freight moves. An international agent is a company that typically offers a full range of international transportation services ex a specific country, not just trucking.

13.    For Customs Brokerage & Import Services, what is the breakdown of this segment (using a % of net revenue) based on different services provided such as customs brokerage, import services, warehousing, distribution services, etc.? What is the year-over-year growth rate for each of these categories? In 1998, this segment represented 40% of total net revenue and in 2001 it represented 35.1%. Do you expect this segment will continue to become a smaller piece of the total for the Company?

        We do not report components of our customs and import services. We do comply with the SEC rules for grouping revenue components within line items for more efficient reporting purposes.

        The reduction in the customs brokerage and import services is a result of several factors including the much discussed loss of single large brokerage customer in 2001. Another major factor is an increase in the number of door-to-door shipments where we are selling a bundled transportation and brokerage service. We have stated for years in our regular reports on form 10-K and 10-Q that we see a trend over time for increased sales of door-to-door business. The result of this trend will be a decrease in brokerage revenue as this blurs and becomes included as a component of air and ocean freight revenue.

14.    What synthetic leases and other off balance sheet items does Expeditors currently have and what is the size of each in terms of dollars per year?

        We have no synthetic leases and we have not entered into any other transactions designed to keep liabilities off of our balance sheet. As of year-end 2001 we had over $218 million in cash and have no significant liabilities that were not short-term and trade related. All of our leases are for operating facilities that are appropriately "off balance sheet" as the benefits and obligations under these leases will be matched in future accounting periods.

        We're actually a real company and at the end of the day, we turn what we say we made into cash. We realize that this is a rather simple way to run a business and we have been questioned about this rather extensively in the past.

        There is a great strength that comes in accepting yourself for who you are. We're not avante garde and we are not positioned at the leading edge of a new economy or exploring the outer limits of high finance. We also aren't sitting around here lining our own pockets by creating the illusion of shareholder value.

        We're just a bunch of international freight forwarders, trying to keep our bearings in an increasingly complex world by sticking to fundamentals of business that have served us well for so many years. We stuck to our core principles through the emergence of something called the "new economy" and we plan to stay with them as we all watch this "new economy" unravel.

        In our simple view, any company with a business model that is focused on creating revenue opposed to creating profits is positioned for failure. You may be able to buy time with pro forma disclosures and deliberately misleading accounting practices and other presently acceptable forms of smoke and mirrors, but in the long run you need sustainable profits to survive.

15.    If the Ford business were excluded from 2000, what would gross revenue, net revenue, operating profit, and EPS comparisons have looked like in the fourth quarter and for the full year 2001?

        We believe that the Ford brokerage represented about $.02 per quarter in bottom line, after tax profit. The Ford brokerage business accounted for approximately $1,400,000 in monthly net revenue. We know we swallowed a lot of costs throughout 2001 as a result of the loss of this business and a lot of great people lost their jobs. Within a few short months, we will reach a point where these numbers will wash out of our year over year comparisons, but we will not forget what happened and we will continue to press for vindication where we can.

16.    How much did exchange rates impact the fourth quarter and for the full year 2001?

        We don't know. We do not consider this relationship relevant and never calculate it. In fact, watching others perform these kinds of calculations has become a pet peeve of ours.

        If we wanted to be real frank, we would say that in our opinion, this is a calculation primarily used by losers to obfuscate their poor results. If we told you what we really thought we would say it is a joke and it is a meaningless exercise. Lest we appear too irrational, let us take a deep breath and repeat some of our observations on this subject.

        The only constant about international exchange rates is that they change. Those involved in global business need to accept this fact or get out of the game.

        Our firmly held feelings in this area are the result of a practicality which recognizes the futility of thinking that a one-dimensional calculation such as the one you requested could have any true meaning. Exchange rate fluctuations effect the ebb and flow of international trade in many subtle ways.

        Consider, if you will, the following example. A weakening of a foreign currency against the dollar will result in lower profits when the foreign income statement is translated into US dollars—our functional currency. Determining the impact on earnings from the currency weakening at this level, by assuming a reality that didn't happen, is a rather easy, albeit useless exercise. However, when a currency weakens, exports sold in that currency tend to flourish. If we are going to calculate profits that never happened, don't we need to remove sales that did, but would not have if the currency had been stronger? To have a pure calculation it seems we need a way to eliminate the additional export business that came to the entity because of the weakened origin currency. Of course, such an exercise is not simple and requires an economist to make more assumptions to quantify something that is essentially immeasurable.

        Historically, in the face of reporting less than satisfactory results, some have been tempted to ignore the additional export business and push forward a linear arithmetic computation. This shows, they assert, that results would actually be better than they were if we could just ignore the simple reality of the exchange rate movement.

17.    Was there a material shift in volume between the third and fourth quarters of 2001, due to the events of September 11th?

        We can only speak from our own experience. October 2001 was a record month for us. The subsequent weakness we experienced in November and December would tend to support your thesis.

18.    Based on feedback from your customers, what would be a reasonable range of expectations for gross volume growth in 2002 and 3002 (air, ocean and customs)?

        We have to assume that you meant 2003, not 3002. If we are wrong in this assumption, our answer is simply 'Who cares'. Having said that, the answer for 2003 is "who knows" at this point. If we could accurately see that far ahead, we'd no doubt have your job.

        Having now completed our budgets for 2002, we can say that collectively the district managers, who actually run this company one branch at a time, have budgeted for 20-25% growth in each of these categories for 2002. We remind you, however, that at Expeditors, our philosophy about budgets is best summed up by the oft quoted words of one of our founders: "Budget is budget. What really matters is how much money you can make."

19.    Assuming a gradual economic recovery in 2002 and increasing shipping volumes, both air and ocean, would it be reasonable to expect a decline in net revenue margin? What would be a realistic range of net revenue margin expectation, for both air and ocean?

        Would it be reasonable to assume a reduction in margins with an increase in volumes caused by a gradual economic recovery? Absolutely.

        Are we comfortable in taking a wild guess as to how much they could come down, here, in a public forum? Absolutely not.

        In addition to potentially looking very foolish, we believe that publishing our best guess would be unwise from a competitive standpoint.

20.    Are you comfortable with the current Street consensus estimates for 2002 and 2003?

        That is a question we'd be better prepared to answer next month. From our perspective, right now a clear consensus is still being formulated and we don't think we should do anything to directly influence that process.

21.    What external/industry performance metrics does the company measure itself against and how do you determine if your market share is growing?

        We don't look at external or industry performance metrics. We feel that we're best challenged by measuring our progress against our own metrics.

        Ultimately the best indicator we have on market share expansion, and it is not perfect by any means, is the number of net customer wins we experience. We were substantially on the plus side during this last quarter, despite the fact that business with many existing customers is way down, principally due to softness in their businesses.

22.    If necessary will Expeditors be able to manage expenses as aggressively in 2002 as 2001? Are there any deferred costs or capital expenditures which must be addressed in 2002? If yes, what are they, what's the timing, and what's the cost?

        We think that we will manage expenses aggressively in 2002. Whether the management of expenses will make the bottom line contributions that it did this year remains to be seen.

        In 2002, we are looking to see more gains come from productivity and process improvement. This is the sort of improvement that will increase our capacity to grow the business without requiring us to add people to the same degree that we have in the past.

23.    How many locations did Expeditors have at the end of 2001, end of January 2002, and what are the company's plans for geographic expansion in 2002 (number of new locations, where located)?

        At the end of 2001, we had 167 offices. We put this in the last paragraph on the first page of each earnings press release as an incentive for everyone to read the press release in its entirety.

        We don't publish office openings on a monthly basis. We will update the openings in the first quarter's earnings press release (last paragraph on page one) and then name the individual offices we have opened on the bottom of page two.

        We can say that we will be opening new offices in 2002. These will occur in Europe and the Far East, primarily, with opportunities in Latin America being considered during the last part of the year.

24.    Given Expeditors' significant financial resources (cash, unleveraged balance sheets, and operating cash flow), what are the company's priorities and plans to put these resources to work (internal growth opportunities, acquisitions, share repurchases, etc)?

        We would look for internal growth opportunities and share repurchases if we were you. We would not hold our breath in anticipation of acquisitions.

25.    Granted, the first quarter of the year is seasonally the slowest but will you comment on activity in January along geographic and business lines and how it shaping up versus the prior month and versus the same month last year?

        We actually liked January 2002 and we were encouraged by what we saw. It came in right at internal expectation taken in total. It was a slightly stronger than expectation in the Far East, while Europe still showed some of the weakness that was apparent in December 2001.

26.    The other expense category dropped dramatically in the quarter year over year and has been falling sequentially over the course of 2001. Do you believe a run rate of $44-$45 million for 2002 that was achieved in the fourth quarter of 2001 is sustainable?

        Our internal budget seems to indicate that it is possible, however, we think that it might be a little optimistic to maintain the fourth quarter level for an entire year, particularly given that some of the savings that occurred in the fourth quarter of 2001 are by their nature non-recurring as discussed above.

27.    You had stated in your January 8-K that ocean volumes were up 40% year-over-year for the fourth quarter of 2001; however, actual fourth quarter gross ocean revenues only grew 7.5% year-over-year. Mathematically, holding unit pricing constant you should see somewhat of a similar growth rate in revenue with respect to volume growth. As well, ocean net revenue margin expanded year-over-year by 3.4 percentage points. Can you please explain the apparent disconnect between volume growth and gross revenue growth in ocean? Did unit pricing decline that much?

        Yes, unit pricing declined significantly during the year and is the primary reason for your confusion. The key is found in the phrase "[m]athematically, holding unit pricing constant." In the real world, mathematicians have little to do with ocean pricing while supply and demand is everything.

28.    On a sequential basis, fourth quarter 2001 net revenue margin for airfreight declined (2.1) percentage points. As far back as 1997, you have always experienced a sequential improvement in airfreight net revenue margin from third to fourth quarters. Can you offer an explanation for this change in the normal pattern? Was there any issue with regards to fully passing through security surcharges and higher insurance costs?

        As we have said many times, there was not an issue in passing on security surcharges.

        We did elect, however not to pass on all the rate increases that were passed on to us by the carriers at exactly the same time as they were implemented. Airlines also made a more concerted effort to limit spot selling.

        If ever a fourth quarter that wasn't normal, the fourth quarter of 2001 was it.

29.    In your October 2001 8-K, you stated, "We have completed the repurchase of 1,000,000 shares and we did this at an average price of $45.12." In your fourth quarter statement of cash flows, you listed a use of cash, of $36.2 million for the re-purchase of stock during the fourth quarter 2001 and a full-year 2001 amount used for stock repurchase of $60.3 million. Was any of the fourth quarter 2001 cash used for share repurchases, which brought the total amount of cash spent on buying back stock to above the expected $45 - 50 million, from new stock re-purchase activity during fourth quarter 2001? You had listed $24.1 million of stock used for share repurchases as of the end of your third quarter 2001.

        This isn't as mysterious as your question makes it appear. All of the numbers in the 8-K and in the quarterly financial statements are correct.

        By the time that we issued the October 2001 8-K, we had completed the 1,000,000 share buy back, spending $45,122,643 to do so at an average price of just over $45.12 per share (whichever you prefer).

Part of this share buyback occurred in the third quarter. The remainder occurred in the first part of October, which is our fourth quarter but was also before the October 2001 8-K was issued.

        We also have an ongoing non discretionary stock repurchase program wherein we use the cash proceeds from stock option exercises to repurchase outstanding stock in order to mitigate shortcomings in the diluted EPS calculation. The differences to which you refer are a combination of the two stock repurchase programs—the discretionary program to purchase 1,000,000 shares and the ongoing non discretionary program to use proceeds from employee stock option exercises to retire outstanding shares.

30.    SG&A as a percent of net revenue was 69.6% during the third quarter of 2001, but then rose to 70.1% of net revenue during the fourth quarter of 2001, even though the fourth quarter of 2001 had (1.6)% less net revenue than the third quarter of 2001. Can you explain why SG&A did not appear to be as flexible during the most recent quarter?

        We're not sure we understand the question and we are certain we don't understand the math involved. We're not even sure that we care about the magnitude of the difference. Even if we were just making up the numbers, and we're not, would a 50 basis point rise be something all that unexpected?

31.    In both 2000 and 2001 you did a fine job managing working capital (as reflected in the "operating activities" portion of the statement of Cash Flows). Could you provide more detail on how you have managed to achieve this, referring specifically to the changes in each of the three components (accounts receivable, other current assets, and other current liabilities) for each of the last two years?

        We focused on collecting our accounts receivable and responsible settlement of our payables with an overriding emphasis upon matching cash inflows with cash outflows.

        This is part of the great magic of Expeditors. When we focus our district managers on a problem and show them how it impacts their business, good things do happen.

        We managed our cash flow from operations like we have managed all other parts of our business-by making a potential problem everyone's challenge to understand and then solve.

32.    In your January 8-K you stated that as of mid-January there has not been any stock repurchase activity since you authorized the repurchase of as many shares as needed to bring share count down to 50 million. Is this still the case, or have you bought back any stock since then (if so please quantify)?

        Yes, this is still true as of the middle of February 2002 and no, we have not to this point repurchased any more shares.

33.    Gross revenue from ocean freight was up 7.5% in the quarter year-over-year while airfreight was down 14.5%; why is the differential so great? Is this representative of a modal shift, and/or market share gains, and/or growth through existing customers? Did this trend continue into January? Do you expect ocean to continue to be stronger than air going forward? Please quantify your response if possible.

        Airfreight and ocean freight are separate products that typically service different types of commodities. They are really two distinct markets and while both are somewhat seasonal, they tend to have separate peak seasons.

        The fact that ocean freight was up and air was down is not a harbinger of a modal shift. We have said repeatedly that ocean's relative strength in 2001 was a result of new customers acquired by the ocean side.

        Ocean freight growth might well out pace airfreight growth for the foreseeable future. If this happens, our guess would be that it would not be the result of any modal shift.

34.    Net ocean freight revenue grew by 22.0% in the fourth quarter while gross ocean freight revenue grew by 7.5% implying an ocean freight gross yield of 26.1% (expansion of approximately 300bp). Was this the result of lower ocean rates or in the fourth quarter of 2001? If so, was this even across all trade lanes? Do you expect ocean freight gross yield expansion to continue going forward? Please quantify if possible.

        There are mix issues in the makeup of our ocean business that qualify this answer somewhat.

        The three major components of ocean freight revenue are ocean forwarding, the consolidation offering, which we call ECMS, and our NVO business, which is the largest component. Only the last category, NVO revenue has direct carrier costs associated with it. The other two are fee based service offerings.

        When we show a gross yield of 26.1%, this is a blend of fee based services and spread on indirect carrier activity. The actual yield on the NVO business was 15.2% for the fourth quarter of 2001 and 12.2% for the same quarter of 2000. Here again, yield only tells part of the story because per container billings were down as well so we actually had less net revenue per box in 2001 despite the 300 basis point expansion in our yield.

        These figures tell a story "across all trade lanes" in that it is the average of all activity globally. With regard to the future—we have no real comment except to say that if we could go back to the start of 2001, we would not have predicted that container counts and yields would expand nor would we have guessed that per box net revenue would have fallen. Yet, this is just what happened.

35.    Why did salary and wages as a percent of revenue spike to 53.7% in the fourth quarter of 2001 (approximately 320bp of deterioration) while other costs improved by 390bp to 7.2%? Is this related to a similar shift of costs from other to salaries in the third quarter of 2001?

        Basically, this is more a function of lower overall net revenue in the fourth quarter of 2001 and less to do with costs "spiking." As we've repeatedly written, we did not get the kind of airfreight run-up business in December that we often experience.

        The salary expense number did not increase appreciably from the third quarter of 2001. Taking the third quarter 2001 salary expense and dividing by the fourth quarter's net revenue, we get 53.3%, which means that we're really talking about a difference of 40 basis points. This is hardly something for us to get bothered about and is certainly not what we would fairly call a spike.

        Finally, there was no "shift" from salaries to "other" in the third quarter of 2001, the fourth quarter of 2001, or any other quarter for that matter. The relationship you reference is a classic case of numbers being "twin sons of different mothers". They may look the same or similar, but they are totally unrelated. Any similarity is in the eye of the beholder.

36.    What happened to headcount in the fourth quarter of 2001 vs. the same period a year ago?

        Headcount by region as of December 31, 2000 and 2001 was as follows.

	12/31/2001	12/31/2000	Change	%
Corporate*	229	190	39	21%
North America	3,037	3,345	(308)	(9)%
South America	256	182	74	41%
Far East	1,786	1,625	161	10%
Australasia	165	158	7	4%
Europe and Africa	1,419	1,305	114	9%
Middle East	688	681	7	1%

	7,580	7,486	94	1.3%

* Includes Information Systems group.

37.    Please explain what the modest net operating margin improvement within Europe/Mid-East operations after posting dramatic 760bp deterioration in the third quarter of 2001 (when profitable distribution business was said to have been lost)?

        Management believes that the third quarter of 2001 for Europe and the Middle East was more heavily effected from a profit and loss standpoint by the events of September 11th than were the other trade lanes of the world. Also, there were some one-time costs that needed to be absorbed with the loss of the profitable distribution business.

38.    Please explain what drove net operating margin deterioration in Asia/Australia (down 120bp) after posting 300bp of improvement in third quarter of 2001?

        We could come up with several reasons that would sound erudite and sophisticated, but basically we needed to see more freight in December 2001 to avoid a net operating margin deterioration.

39.    Can you touch on the competitive pricing environment?

        It remains competitive and will probably just get more so as companies tighten their belts and wait for "the recovery".

40.    Also can you touch on whether any product types are seeing more or less signs of life then others?

        The fact that you are using terms like "signs of life" we find very Freudian. It was a tough year, but aren't you going just a bit over the top?

        Retail is spotty but relatively strong and overall appears to us to be in much better shape than high tech. Last year, 2001, was so tough for most high tech companies that any improvement is viewed as positive and is being hailed as a turning. It is possible that with hindsight we may agree that it was only an improvement.

41.    What caused operating income in the Far East to decline despite modest net revenue growth?

        If you look at the Far East numbers sequentially, you will notice that operating expenses remained stable—1% higher in the fourth quarter than the third quarter.

        Net revenue, however, was 14.5% lower in the fourth quarter than the third quarter. Again, putting our answer in the form of a question for the sake of variation we say "Alex Trebeck—What is "Not enough air freight in December?""

42.    It looks as though Expeditors has restated expense categories and geographic reporting during 2001. Can you provide restated income statement and geographic data for each of the quarters in 2000 and 2001?

        We will give the reclassified numbers as we go forward.

43.    What were same store sales in 2001?

        We disclose this calculation on a percentage basis only. We are not going to provide raw data. The reason is that it is a short step from there to providing numbers by region, and by customer type, by month, by gosh. We can say that we are committed to publishing this number on a quarterly basis, regardless of whether it makes us look good or not. Not everybody can say this.

44.    I applaud the institution of your discretionary share repurchase program, but was just hoping your could elaborate on what qualitative and/or quantitative criteria you use to determine the appropriate price for repurchasing shares. As you are probably aware, repurchasing shares above intrinsic value destroys value, while repurchasing your stock when it is trading at a discount to intrinsic value is accretive to shareholder value. Do you internally attempt to estimate Expeditor's intrinsic value, as defined using a discounted cash flow model, or do you use some other method? Any insight, however general, would be helpful.

        We make decisions about when, and how much, stock to repurchase the same way we make decisions about running our company—we do it by ourselves after learning all we can about the particular issue in question.

        We could totally waste the shareholders money by hiring some investment-banking firm to issue a "fairness" opinion. We know we could because enough of them called to offer this service. We declined to learn about fairness from anybody who has worn braces within the last five years. No matter how impressive the formal education, this pubescent investment banker would likely charge us an astronomical amount of money to tell us what we already know. We actually have the temerity to believe we know more about our company and this industry than Wall Street. No matter how fancy the letterhead, this would do nothing for the shareholders and just wouldn't be us.

        Intrinsic value is a very subjective concept, simple to define but very difficult to calculate in practice. It is an estimate as opposed to an exact figure. We could refer you to Warren Buffett, Mr. Intrinsic Value and a fairly successful investor in his own right. Looking at page 200 of The Essays of Warren Buffett: Lessons for Corporate America, selected, arranged and introduced by Lawrence A. Cunningham for the confession that even he and his partner Charlie Munger will come up with slightly different intrinsic value figures when evaluating the same investment. For that reason, Mr. Buffett does not publish what he thinks the intrinsic value is for Berkshire Hathaway, his own holding company. We have no idea what the intrinsic value of Berkshire may be at the moment but if silence on the topic works for Mr. Buffett, it should work for us as well.

        An acquaintance of ours once illustrated to us the subjectivity of value intrinsic or otherwise using as an example how much he will pay for a six-pack of beer at any given time.

        Normally, he purchases his six-pack four or so at any time from a wholesale warehouse club. The beer is warm and he had to change brands to accommodate the selection. While it is also some distance from his home, the price for a six-pack is among the lowest in town. It is also convenient, as he frequents this wholesale warehouse nearly twice a month. If his wife does not accompany him, he has been known to purchase several multi-six-pack bundles of this product. This is a fair reflection of the intrinsic value of beer on a Saturday morning where there is no immediate need for the product.

        In contrast, there are other unspecified times where a trip to the neighborhood convenience store is the preferred means of obtaining beer. In these instances, the price is not the same and often the beer is not much colder. The value is the same; only the price and time available for the shopping trip are different. The price paid for this beer is also perhaps reflective of the beverage's intrinsic value at that point in time.

        Which value would Mr. Buffett say is the most reflective of intrinsic value? In all likelihood we won't know since he drinks cola not beer, but even if we changed the beverage we doubt he would opine on the topic. Are either of the divergent values for warm beer incorrect? No, and we can say that price isn't the sole determinant of value. Our stock price ebbs and flows and yet for every transaction there is a buyer holding the opposite opinion of the seller. Since the price de jour does not relate to the value we place on our own stock, we feel free to repurchase our own stock anytime the price is beneath the long-term bedrock value we see in the company. Other factors in this equation include giving consideration to profitability, recent trading ranges of the stock, management's confidence in business developments and of course, accumulated excess cash flow. What you can be assured of as a shareholder is that we won't buy warm beer with your money.

        Next time you could ask the simpler question: "How did you like the book I gave you for Christmas?" The answer is thank you, and probably shame on us for not writing you and thanking you formally.

        We want to add just one more observation: just because something works for a famous and successful investor like Mr. Buffett doesn't necessarily mean that it has universal application. We believe that our shareholders keep us here because they expect us to manage this business based on our experience, not to spend time trying to divine where we are not in compliance with the accumulated thoughts of another. His expertise is in managing money and making strategic investments for the long run while ours goes no further than moving freight.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
February 18, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
February 18, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President-Chief Financial Officer and Treasurer

QuickLinks

  Item 9. Regulation FD Disclosure.
RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2001 RESULTS
SIGNATURES